UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2016 (January 6, 2016)

ACCELERIZE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52635	20-3858769
(Commission File Number)	(IRS Employer Identification No.)

20411 SW Birch St., Suite 250 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

(949) 515-2141

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 6, 2016, Michael Lin, the Chief Financial Officer of Accelerize Inc., or the Registrant, agreed with the Registrant that Mr. Lin would step down from his position as Chief Financial Officer of the Registrant but will remain the Registrant’s principal financial officer until March 31, 2016. During such period, Mr. Lin will receive compensation of approximately $25,000 per month and has agreed to transition his roles and responsibilities to the Interim Chief Financial Officer. Mr. Lin’s employment agreement with the Registrant, as amended, which provided for Mr. Lin’s at will employment, was terminated as of January 6, 2016.

Also, on January 6, 2016, the Registrant appointed Anthony P. Mazzarella as its Interim Chief Financial Officer. Mr. Mazzarella has been a consultant of the Registrant since December 1, 2015. Mr. Mazzarella, who is 58 years old, has 30 years of business experience in finance and technology, and has served as the Chief Executive Officer of several private companies as well as the Chief Financial Officer of iMALL, Inc. (formerly NASDAQ: IMAL). Mr. Mazzarella is currently a director of AOptix Technologies, Inc., Hyphos, Inc., and Kinduce, Inc. For the past eight years, Mr. Mazzarella has been principal of Edgewater Ventures, a consulting and investing entity. From October 2011 through June 2014, Mr. Mazzarella was the Chief Executive Officer of Scalable Network Technologies, Inc., a simulation software provider. Mr. Mazzarella is a graduate of Pomona College with a B.A. in Physics and holds an M.B.A. from Harvard Business School.

Mr. Mazzarella’s consulting agreement, as amended, with the Registrant provides for payment of $20,000 a month for the first three months and for a two month extension at the Registrant’s option for payment of $30,000 a month, provides for potential additional compensation upon the occurrence of certain events, and contains other standard consulting agreement terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERIZE INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	President and Chief Executive Officer

Date: January 8, 2016